CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Camelot Entertainment Group, Inc. on Form SB-2 of our report dated March 31, 2006, with respect to our audits of the financial statements of Camelot Entertainment Group, Inc. as of December 31, 2005 and each of the two years in the period then ended, and the period from October 12, 1999 through December 31, 2005, that is included in this Registration Statement, filed with the Securities and Exchange Commission. We also consent to the use of our name as it appears under the caption “Experts”.

/s/ EPSTEIN, WEBER & CONOVER, P.L.C.
Scottsdale, Arizona
February 2, 2007